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                                                                    Exhibit 5.1


                       [Letterhead of Yigal Arnon & Co.]


                               February 15, 1998
                                    6241(29)


Accent Software International Ltd.
28 Pierre Koenig Street
Jerusalem 91530 Israel

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with Securities and Exchange Commission on or about February 16, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 850,000 Ordinary Shares, nominal value NIS 0.01 per share (the "Shares"). All of the Shares have been or are to be issued by the Company as compensation to Investor Resource Services, Inc. for certain services being rendered to the Company. We understand that the Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Registration Statement. As your Israeli legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

It is our opinion that the Shares already issued are, and the Shares not yet issued will be upon issuance, validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.



                                       Very truly yours,

                                       /s/  Yigal Arnon & Co.